Exhibit 99.1

MAM Software Reports Fiscal Fourth Quarter and Full Year Results

Full Year Revenue up 11.7%; Recurring Revenue Reaches 73% of Total Revenue

Company Experiences Initial Success at Penetrating North American Market

BARNSLEY, England, September 23, 2014 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (GAAP) for its fiscal quarter and year ended June 30, 2014, through the filing on September 23, 2014 of its Annual Report on Form 10-K with the Securities and Exchange Commission:

(In thousands, except share	For The Three Months Ended		For The Twelve Months Ended
and per share data)	June 30,		June 30,
	2014	2013	2014	2013
Revenues	$7,899	7,404	$30,690	$27,466
Gross profit	$4,229	4,455	$16,722	$16,074
Operating income	$194	994	$2,456	$4,009
Income before provision for income taxes	$191	962	$2,416	$3,736

Net income (loss)	$(72)	793	$1,672	$3,013

Earnings per share attributed to common stockholders - basic	$(0.01)	0.06	$0.13	$0.24

Earnings per share attributed to common stockholders - diluted	$(0.01)	0.06	$0.13	$0.24

Weighted average shares outstanding - basic	12,974,275	12,690,032	13,060,638	12,708,766
Weighted average shares outstanding - diluted	12,974,275	12,806,974	13,153,752	12,825,708

Michael Jamieson, MAM Software Group President and Chief Executive Officer commented, “Fiscal 2014 was an important and highly successful year for MAM Software. We delivered solid results, including double-digit top line growth and continued profitability, while making exceptional progress towards transitioning to an SaaS and DaaS-focused model through our strategic investments in product development. The new and enhanced features to our product offerings are resonating with clients as they deliver tangible, bottom-line benefits through improved operational efficiencies and lower capital costs. At the same time, we are supporting these product investments with incremental sales and marketing resources to effectively advertise, communicate and broadcast all of the outstanding benefits our products can deliver to customers. While there is still much sowing to be done in our major markets, over time we expect our technologies to appeal to customers in new geographies, as well as evolve to meet customer challenges in other vertical markets.”

“I am particularly pleased with the strategic progress we made during the year,” continued Mr. Jamieson. “We forged key strategic partnerships with recognized industry leaders to further penetrate the strategically important North American market. MAM Software won two of the largest contract opportunities made available in North America in the last year, validating the progress we are making and building on our foundation for future growth. We enter fiscal 2015 with an industry leading, cloud-based offering that includes best-of-breed features and a proven ROI, while partnering with dominant leaders in the industry to help us accelerate our growth. I’ve never been more excited about the opportunities before us than I am today.”

Fourth Quarter Financial Results:

Revenue was $7.9 million for the quarter ended June 30, 2014 versus $7.4 million for the same period last year, an increase of $495,000 or 6.7%.

•	Recurring revenue for the quarter was $5.9 million, or 74.7% of total revenue, an increase of 15.7% over $5.1 million, or 68.9% of total revenue for the fourth quarter last year. Sequentially, recurring revenue increased 5.4% compared to $5.6 million in the fiscal third quarter of 2014.

•	Total Software as a Service (SaaS) revenue for the quarter was $1.0 million, an increase of 64.9% year-over-year and 6.6% sequentially.

•	Autowork Online (SaaS) revenue for the quarter increased 42.2% to 661,000.

•	Autopart Online (SaaS) revenue for the quarter increased 138.2% to $344,000.

•	Total Data as a Service (DaaS) revenue for the quarter was $2.4 million, an increase of 11.1% year over year and 8.6% sequentially.

Gross profit for the quarter was $4.2 million or 53.5% of total revenue, a decrease of $226,000 compared to $4.5 million or 60.2% of total revenue for the same period last year. The decrease in gross profit was the result of increased costs incurred as the Company continues to invest in additional resources necessary to grow its worldwide business as well as to continue to transition its business to a greater offering of cloud-based applications. As previously reported, this transition to cloud-based offerings initially results in lower perpetual license revenue, which in turn results in negatively impacted margins, on a temporary basis, as the Company transitions its business to a Software as a Service (SaaS) model.

Operating income for the quarter decreased by $800,000 to $194,000, a decrease of 80.5% compared to the $994,000 of operating income for the same period last year. The gross profit decreased by $226,000. The decrease was the result of increased expenses related to investments aimed at accelerating growth, including engineering personnel and related costs associated with product development of $144,000, higher sales and marketing expense of $213,000 due to increased advertising, trade show and travel expenses, $80,000 of expenses for the preparation of a major contract, as well as the incremental reserve for bad debt related to a U.K. customer.

Net income (loss) for the quarter decreased by $865,000, or 109.0% to a net loss of ($72,000), or ($0.01) loss per basic and diluted share, compared to net income of $793,000, or $0.06 per basic and diluted shares outstanding, for the year-ago period.

“We generated more than $1 million in free cash flow during the fourth quarter and our financial performance would have been even stronger if not for the direct impact from two significant customers,” added Mr. Jamieson. We reported a net loss in the fourth quarter that came as a direct result of one of our large U.K. customers going into administration. A $285,000 pretax charge for bad debt was incurred. In addition our large strategic partnership in North America is progressing. However, we feel this partner has signaled to the marketplace that a new, cloud-based offering is coming, and the result has been that a number of potential customers have delayed buying decisions, until the launch of the new offering. Ultimately, this will benefit MAM Software, but in the near-term it has created some timing delays for system deployments that would have naturally occurred through the normal course of business. Looking to fiscal 2015, we expect further improvement over what we delivered for 2014. Our state-of-the-art products are gaining additional traction enabling us to further expand our reach in the world of cloud-based offerings. We expect adjusted EBITDA (non-GAAP) for the year to increase by approximately 20% from the $4.2 million reported in 2014.”

Fiscal 2014 Full Year Financial Results:

Full year revenue was $30.7 million, an increase of 11.7% over last fiscal year.

•	Full year recurring revenue was $22.4 million, or 72.9% of total revenue, an increase of 15.7% compared to the year ago period.

•	SaaS revenue for the fiscal year was $3.5 million for the 12 months, an increase of $1.6 million, or 81.5%, compared to the same period last year.

o	Autowork Online (SaaS) revenue for the fiscal year was $2.5 million, an increase of 56.3% compared to the same period last year.

o	Autopart Online (SaaS) revenue for the fiscal year was $1.0 million, an increase of 200.8% compared to the same period last year.

•	DaaS revenue for the fiscal year was $9.1 million, an increase of 10.8% compared to the same period last year.

Gross profit for the 12 month period was $16.7 million or 54.5% versus $16.1 million or 58.5% for the same period last year. The increase in gross profit was the result of increased perpetual license revenue, increased Software as a Service (SaaS) revenue and increased Data as a Service (DaaS) revenue.

Research and development expenses for the 12 month period increased $338,000 or 9.9% to $3.7 million compared to $3.4 million for the same period last year. The increase was due to an increase in engineering personnel and related costs.

Sales and marketing expenses for the 12 month period increased $1.2 million or 34.9% to $4.5 million compared to $3.4 million for the same period last year. The increase was due to the additional advertising and show expenses in the UK, and increased sales and marketing expense, including travel, in the U.S. In addition, a new marketing team was formed to assist in driving growth in North America.

General and administrative expenses for the 12 month period increased $811,000 or 19.5% to $5.0 million compared to $4.2 million for the same period last year. The increase was due to an increase in the reserve for bad debts in the U.K., additional salaries and benefits for administration staff in the U.K. and for U.S. business units, additional payroll and related expenses, including the new president for North America, increased expenditures for new software tools, expenses for the preparation of a major contract, and additional officer’s equity compensation and additional travel expenses.

Operating income for the 12 month period decreased by $1.5 million to $2.5 million, a decrease of 38.7% when compared to $4.0 million operating income for the same period last year due to the investments described above, as part of the focus on building a sales and marketing infrastructure in North America to position the Company for future growth.

Net income for the 12 month period decreased by $1.3 million to $1.7 million versus $3.0 million, a decrease of 44.7% over the same period a year ago. Basic and diluted earnings per share were $0.13 versus $0.24 per share, respectively, for the same period a year ago.

“In summary, I believe that the Company is fundamentally in good shape and is poised for growth fiscal 2015”.

Balance Sheet and Other Financial Highlights:

•	Adjusted EBITDA (non-GAAP) for the year was $4.2 million after substantial global investments in personnel and sales and marketing expenditures.

•	The Company finished the year with a $3.0 million or 72.5% increase in cash to $7.0 million after capital expenditures of $747,000. The Company has no debt outstanding.

•	Stockholders' equity increased $2.6 million or 18.1% to $17.3 million.

•	System backlog was $2.1 million with more than half of this business expected to be fulfilled during the next six months.

The Company currently has $1.5 million left on its previously approved stock buyback program, which it intends to use selectively as circumstances and market conditions warrant. As of June 30, 2014, MAM Software had 14.4 million shares of common stock outstanding.

Conference Call Information

The Company has scheduled a conference call for Wednesday, September 24, 2014, at 9 a.m. ET to review the results. Investors and interested parties can access the conference call by dialing 1-888-503-8175 in the United States and 1-719-325-2448 in the United Kingdom and other toll/international locations. A replay will be available until October 1, 2014 by calling 1-877-870-5176 (United States) or 1-858-384-5517 (toll/UK/international). Please use pin number 8272579 for the replay. A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company's website, www.mamsoftware.com. The replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM Software is a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts

Charles F. Trapp	Maple Park, Maple Court
Executive Vice President and Chief Financial Officer	Tankersley, S75 3DP UK
MAM Software Group	Tel: +44 (0) 1244 311794
610-336-9045 ext. 240

James Carbonara

Regional Vice President

Hayden IR

646-755-7412

james@haydenir.com

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2014	June 30, 2013
ASSETS
Current Assets
Cash and cash equivalents	$7,008	$4,061
Accounts receivable, net of allowance of $473 and $114	3,857	3,511
Inventories	211	199
Prepaid expenses and other current assets	1,505	1,976
Total Current Assets	12,581	9,747

Property and Equipment, Net	692	689

Other Assets
Goodwill	9,767	8,983
Amortizable intangible assets, net	118	640
Software development costs, net	1,553	1,248
Other long-term assets	34	34
TOTAL ASSETS	$24,745	$21,341

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,464	$1,400
Accrued expenses and other liabilities	2,283	1,952
Payroll and other taxes	1,224	718
Debt	-	312
Current portion of deferred revenue	833	742
Sales tax payable	893	769
Income tax payable	285	352
Total Current Liabilities	6,982	6,245

Long-Term Liabilities
Deferred revenue, net of current portion	242	154
Deferred income taxes	53	79
Other	193	241
Total Liabilities	7,470	6,719
Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000,000 shares authorized, none issued and outstanding		-
Common stock: Par value $0.0001 per share; 18,000,000 shares authorized, 15,077,830 shares issued and 14,404,149 shares outstanding at June 30, 2014 and 14,813,172 shares issued and 14,139,491 shares issued and outstanding at June 30, 2013	2	2
Additional paid-in capital	31,426	31,548
Accumulated other comprehensive loss	(65)	(1,168)
Accumulated deficit	(12,342)	(14,014)
Treasury stock at cost, 673,681 shares at June 30, 2014 and June 30, 2013	(1,746)	(1,746)
Total Stockholders' Equity	17,275	14,622
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,745	$21,341

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Years Ended June 30,
	2014	2013	2014	2013
Revenues	$7,899	$7,404	$30,690	$27,466
Cost of revenues	3,670	2,949	13,968	11,392
Gross Profit	4,229	4,455	16,722	16,074

Operating Expenses
Research and development	994	850	3,743	3,405
Sales and marketing	1,118	905	4,518	3,348
General and administrative	1,658	1,416	4,974	4,163
Depreciation and amortization	265	290	1,031	1,149
Total Operating Expenses	4,035	3,461	14,266	12,065

Operating Income	194	994	2,456	4,009

Other Income (Expense)
Interest expense	(3)	(32)	(40)	(146
Change in fair value of derivative liabilities	-	-	-	(271
Gain on settlement of derivative liabilities	-	-	-	131
Gain on settlement of liabilities	-	-	-	13
Total Other Income (Expense), net	(3)	(32)	(40)	(273

Income before provision for income taxes	191	962	2,416	3,736

Provision for income taxes	263	169	744	723

Net Income	(72)	793	$1,672	$3,013

Earnings per share attributed to common stockholders – basic	(0.01)	0.06	$0.13	$0.24
Earnings per share attributed to common stockholders – diluted	(0.01)	0.06	$0.13	$0.24
Weighted average common shares outstanding – basic	12,974,275	12,690,032	13,060,638	12,708,766
Weighted average common shares outstanding – diluted	12,974,275	12,806,974	13,153,752	12,825,708

MAM SOFTWARE GROUP, INC.

Calculation of Adjusted Earnings before Interest, Taxes, Depreciation,

and Amortization (Non-GAAP) (unaudited, includes non-cash compensation and change in fair value of derivative liabilities.)

	For the Three Months Ended		For the Twelve Months Ended
	June 30,		June 30,
(in thousands)	2014	2013	2014	2013
Net income (GAAP)	$(72)	$793	$1,672	$3,013
Interest expense	3	32	40	146
Taxes	263	169	744	723
Depreciation and amortization	265	290	1,031	1,149
Non-cash equity compensation	147	93	664	414
Gain on settlement of derivative liabilities	-	-	-	(131)
Gain on settlement of liabilities	-	-	-	(13)
One time expense	-	-	82	-
Change in fair value of derivative liabilities	-	-	-	271
Adjusted EBITDA (Non-GAAP)	$606	$1,377	$4,233	$5,572